A.M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, Illinois 60523 P: (847) 455-7111 F: (847) 241-8171

—————AT THE COMPANY—————	—————AT FTI CONSULTING————
Scott F. Stephens	Analyst Contacts:
Interim Chief Executive Officer	Katie Pyra
Vice President-Finance & CFO	(312) 553-6717
(847) 349-2577	katie.pyra@fticonsulting.com
Email: sstephens@amcastle.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
TUESDAY, JULY 31, 2012

A. M. CASTLE & CO. REPORTS 2012 SECOND QUARTER RESULTS

OAK BROOK, IL, JULY 31st – A. M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported financial results for the second quarter ended June 30, 2012.

Consolidated net sales were $329.4 million for the three-months ended June 30, 2012, compared to $282.6 million in the second quarter of 2011.  Reported net loss for the quarter was $3.0 million, or $0.13 loss per diluted share, as compared to a net income of $3.7 million, or $0.16 per diluted share, in the prior year quarter.  The reported net loss primarily resulted from an unrealized loss of $4.3 million for the mark-to-market adjustment on the conversion option associated with the convertible notes issued in December 2011, as well as, increased charges due to unrealized losses for commodity hedges and the impact of costs associated with the CEO transition.  Adjusted non-GAAP net income, as reconciled below, was $2.6 million, or $0.11 per diluted share, for the second quarter of 2012.

Reconciliation of 2012 adjusted net income to reported net loss:
(Dollars in millions, except per share data)	For the Three	For the Six
Unaudited	Months Ended	Months Ended
	June 30	June 30

Net loss, as reported	$(3.0)	$(7.3)
Unrealized loss on debt conversion option	4.3	15.6
CEO transition costs, net	0.6	0.6
Unrealized losses on commodity hedges	1.3	0.9
Tax effect of adjustments	(0.6)	(0.5)
Adjusted non-GAAP net income	2.6	9.3

Adjusted non-GAAP basic income per share	$0.11	$0.41
Adjusted non-GAAP diluted income per share	0.11	0.39

  EX-1-

“Consolidated gross material margins of 26.9% for the second quarter of 2012 were more than 70 basis points higher than the prior year quarter.  And, while we experienced a slight softening in demand compared to the first quarter, I was pleased with our gross margin performance,” stated Scott Stephens, Interim President and Chief Executive Officer and Chief Financial Officer of A. M. Castle.

The Company reported adjusted EBITDA, as defined and reconciled in the financial statement table below, of $18.9 million, or 5.7% of net sales, in the second quarter of 2012, compared to $12.3 million, or 4.4% of net sales, in the second quarter of 2011.

In the Metals segment, second quarter 2012 net sales of $297.2 million were $44.9 million, or 17.8% higher than last year, primarily due to the acquisition of Tube Supply in December 2011.  Metals segment tons sold per day, excluding Tube Supply, for the second quarter of 2012 were up 1.1% from the second quarter of 2011, primarily driven by growth in the heavy equipment and oil and gas sectors.  Sequentially, tons sold per day were 4.1% lower than the first quarter of 2012 as virtually all key end-use markets, with the exception of oil and gas, experienced softer demand as customers adjusted inventory levels due to a more cautious outlook.

In the Plastics segment, second quarter 2012 net sales of $32.2 million were $1.9 million, or 6.3% higher than the prior year period due to increased pricing and higher sales volume reflecting continued strength in the automotive and office furniture sectors, partially offset by weaker demand in the store fixtures sector.

Equity in earnings of the Company's joint venture was $1.7 million in the second quarter of 2012, which was $1.2 million less than the same period last year and $1.3 million less than the first quarter of this year.

The Company’s debt-to-capital ratio was 46.1% at June 30, 2012, compared to 50.2% at December 31, 2011.  Total debt outstanding, net of unamortized discount, was $291.8 million at June 30, 2012 and $314.9 million at December 31, 2011.  Refer to the ‘Total Debt’ table below for details related to the Company's oustanding debt obligations.

The mark-to-market adjustment on the conversion option associated with the convertible debt for the period from March 31, 2012 through April 26, 2012 (the final valuation date) was a loss of $4.3 million, which is non-deductible for income tax purposes.  As a result of the actions at the Company's annual meeting of shareholders on April 26, 2012, the conversion option value of $42.0 million was reclassified from long-term debt to additional paid-in capital and will no longer be marked-to-market through earnings.

“We will remain focused on gross material margin management, operating efficiency and working capital execution during the second half of the year.  Given our customers' cautious outlook for the balance of 2012 and assuming no further softening of demand, we expect operating results to be comparable to levels achieved in the second quarter,” concluded Stephens.

During the second quarter of 2012, the Company retained an executive recruiting firm to assist in the identification of a Chief Executive Officer.  Based on the progress to date, the Board of Directors expects to appoint a new Chief Executive Officer by the end of the third quarter of 2012.

EX-2-

Webcast Information
Management will hold a conference call at 11:00 a.m. ET today to review the Company's results for the three month period ended June 30, 2012 and to discuss business conditions and outlook.  The call can be accessed via the Internet live or as a replay.  Those who would like to listen to the call may access the webcast through http://www.amcastle.com.

An archived version of the conference call webcast will be accessible for replay on the above website until the next earnings conference call.  A replay of the conference call will also be available for seven days by calling 303-590-3030 (international) or 800-406-7325 and citing code 4555554.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment, oil and gas, commercial aircraft, heavy equipment, industrial goods, construction equipment, retail, marine and automotive sectors of the global economy.  Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries.  Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon.  Through its wholly-owned subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics.  Together, Castle and its affiliated companies operate out of more than 60 locations throughout North America, Europe and Asia.  Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

Regulation G Disclosure
This release and the financial statements included in this release include non-GAAP financial measures.  The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in this release and in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP reporting and guidance.  Management often uses this information to assess and measure the performance of our business.  We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to assist with period-over-period comparisons of such operations.  The exclusion of the charges indicated herein from the non-GAAP financial measures presented does not indicate an expectation by the Company that similar charges will not be incurred in subsequent periods.

In addition, the Company believes that the use and presentation of EBITDA, which is defined by the Company as income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income, is widely used by the investment community for evaluation purposes and provides the investors, analysts and other interested parties with additional information in analyzing the Company’s operating results.  Adjusted non-GAAP net income and adjusted EBITDA, which are defined as reported net income and EBITDA adjusted for non-cash items and items which are not considered by management to be indicative of the underlying results,  are presented as the Company believes the information is important to provide investors, analysts and other interested parties additional information about the Company’s financial performance.  Management uses EBITDA, adjusted non-GAAP net income and adjusted EBITDA to evaluate the performance of the business.

Cautionary Statement on Risks Associated with Forward Looking Statements
Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release.  Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” or similar expressions.  These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions.  Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including those risk factors identified in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.  Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.
EX-3-

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	For the Three		For the Six
(Dollars in thousands, except per share data)	Months Ended		Months Ended
Unaudited	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$329,392	$282,568	$692,308	$555,356

Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	240,681	208,470	504,648	409,898
Warehouse, processing and delivery expense	38,474	33,874	77,000	67,016
Sales, general, and administrative expense	34,894	30,864	70,106	61,985
Depreciation and amortization expense	6,474	5,059	13,087	10,058
Operating income	8,869	4,301	27,467	6,399
Interest expense, net	(9,964)	(1,120)	(20,157)	(2,106)
Interest expense - unrealized loss on debt conversion option	(4,257)	-	(15,597)	-

(Loss) income before income taxes and equity in earnings of joint venture	(5,352)	3,181	(8,287)	4,293

Income taxes	641	(2,466)	(3,732)	(3,734)

(Loss) income before equity in earnings of joint venture	(4,711)	715	(12,019)	559

Equity in earnings of joint venture	1,733	2,982	4,741	5,841
Net (loss) income	$(2,978)	$3,697	$(7,278)	$6,400

Basic (loss) income per share	$(0.13)	$0.16	$(0.32)	$0.28
Diluted (loss) income per share	$(0.13)	$0.16	$(0.32)	$0.28

EBITDA*	$17,076	$12,342	$45,295	$22,298

*Earnings before interest, taxes, and depreciation and amortization

Reconciliation of EBITDA and adjusted EBITDA to net income:	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net (loss) income	$(2,978)	$3,697	$(7,278)	$6,400
Depreciation and amortization expense	6,474	5,059	13,087	10,058
Interest expense, net	9,964	1,120	20,157	2,106
Interest expense - unrealized loss on debt conversion option	4,257	-	15,597	-
Income taxes	(641)	2,466	3,732	3,734
EBITDA	17,076	12,342	45,295	22,298
Non-GAAP net income adjustments (a)	1,857	-	1,423	-
Adjusted EBITDA	$18,933	$12,342	$46,718	$22,298

(a) Non-GAAP net income adjustments relate to CEO transition costs and unrealized losses for commodity hedges. Refer to 'Reconciliation of 2012 adjusted net income to reported net loss' table on page EX-1- of this release.

EX-4-

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par value data)	As of
Unaudited	June 30,	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$20,449	$30,524
Accounts receivable, less allowances of $4,219 and $3,584	178,075	181,036
Inventories, principally on last-in, first-out basis (replacement cost	364,391	272,039
higher by $144,979 and $138,882)
Prepaid expenses and other current assets	20,980	10,382
Income tax receivable	3,781	8,287
Total current assets	587,676	502,268
Investment in joint venture	39,736	36,460
Goodwill	69,851	69,901
Intangible assets	87,833	93,813
Prepaid pension cost	16,501	15,956
Other assets	22,323	21,784
Property, plant and equipment
Land	5,194	5,194
Building	52,398	52,434
Machinery and equipment	174,485	172,833
Property, plant and equipment, at cost	232,077	230,461
Less - accumulated depreciation	(153,022)	(148,320)
Property, plant and equipment, net	79,055	82,141
Total assets	$902,975	$822,323

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$179,661	$116,874
Accrued liabilities	39,781	33,828
Income taxes payable	1,526	1,884
Current portion of long-term debt	212	192
Short-term debt	1,000	500
Total current liabilities	222,180	153,278
Long-term debt, less current portion	290,570	314,240
Deferred income taxes	32,635	25,650
Other non-current liabilities	7,156	7,252
Pension and post retirement benefit obligations	9,821	9,624
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value - 9,988 shares authorized; no shares
issued and outstanding at June 30, 2012 and December 31, 2011	-	-
Common stock, $0.01 par value - 60,000 shares authorized;
23,211 shares issued and 23,092 outstanding at June 30, 2012 and 23,159 shares
issued and 23,010 outstanding at December 31, 2011	232	232
Additional paid-in capital	220,181	184,596
Retained earnings	141,709	148,987
Accumulated other comprehensive loss	(20,084)	(19,824)
Treasury stock, at cost - 119 shares at June 30, 2012 and 149 shares at
December 31, 2011	(1,425)	(1,712)
Total stockholders' equity	340,613	312,279
Total liabilities and stockholders' equity	$902,975	$822,323

EX-5-

TOTAL DEBT
(Dollars in thousands)
Unaudited	June 30,	December 31,
	2012	2011
SHORT-TERM DEBT
Foreign	$1,000	$500
Total short-term debt	1,000	500

LONG-TERM DEBT
12.75% Senior Secured Notes due December 15, 2016	225,000	225,000
7.0% Convertible Notes due December 15, 2017	57,500	57,500
New Revolving Credit Facility due December 15, 2015	36,300	35,500
Other, primarily capital leases	547	244
Total long-term debt	319,347	318,244
Plus: derivative liability for conversion feature associated with convertible debt	-	26,440
Less: unamortized discount	(28,565)	(30,252)
Less: current portion	(212)	(192)
Total long-term portion	290,570	314,240

TOTAL DEBT	$291,782	$314,932

EX-6-